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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     AGREEMENT dated as of June 1, 2004, among Susan Chapman, Frederick R. Adler Intangible Asset Management Trust and Longview Partners, L.P. (collectively, the "Parties").

     Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, par value $.01 per share, of Sentigen Holding Corp. ("Schedule 13G") and it will file the Schedule 13G on behalf of itself.

     Each of the Parties agrees to be responsible for the timely filing of the
Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

                                  /s/ Susan Chapman
                                  -----------------------------
                                  Susan Chapman

                                  FREDERICK R. ADLER INTANGIBLE
                                  ASSET MANAGEMENT TRUST

                                  /s/ Susan Chapman
                                  -----------------------------
                                  Name:  Susan Chapman
                                  Title: Trustee

                                  Longview Partners, L.P.

                                  /s/ Susan Chapman
                                  -----------------------------
                                  Name:  Susan Chapman
                                  Title: General Partner